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                  UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION
              WASHINGTON, D.C. 20549                       OMB APPROVAL
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                                                    OMB Number:        3235-0058
                                                    Expires:    January 31, 2002
                                                    Estimated average burden
                                                    hours per response......2.50
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                   FORM 12b-25                            SEC FILE NUMBER
----------------------------------------------------         001-31564
           NOTIFICATION OF LATE FILING
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(Check One): oooo Form 10-K  ooo Form 20-F                 CUSIP NUMBER
              ooo Form 11-K  [X] Form 10-Q               [to be included]
              ooo Form N-SAR
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            For Period Ended: September 30, 2003
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            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [X] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR
            For the Transition Period Ended:
                                            ------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

Isolagen, Inc.
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Full Name of Registrant

American Financial Holdings, Inc. (until 8/22/2001)
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Former Name if Applicable

2500 Wilcrest, 5th Floor
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Address of Principal Executive Office (Street and Number)

Houston, TX 77042
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |   (a)   The reasons described in reasonable detail in Part III of this
      |         form could not be eliminated without unreasonable effort or
      |         expense;
      |   (b)   The subject annual report, semi-annual report, transition
[X]   |         report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or
      |         portion thereof, will be filed on or before the fifteenth
      |         calendar day following the prescribed due date; or the subject
      |         quarterly report or transition report on Form 10-Q, or portion
      |         thereof will be filed on or before the fifth calendar day
      |         following the prescribed due date; and
      |   (c)   The accountant's statement or other exhibit required by Rule
                12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

         The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 could not be filed within the prescribed time period without unreasonable effort and expense. Due to unforeseen scheduling conflicts, the Audit Committee of the Company was not able to convene to approve the filing of the subject Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Quarterly Report that is subject hereof will be filed within the time allowed by the extension.
                                                                 SEC 1344 (2-99)

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Jeffrey W. Tomz                        281               488-3883
        ------------------------------     -----------      ------------------
                    (Name)                 (Area Code)      (Telephone Number)
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(2)     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                  [X] YES   o No
                                                               -----------------
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(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  o Yes   [X] No
                                                               -----------------

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                 Isolagen, Inc.
                                 --------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 2003                    By: /s/ Jeffrey W. Tomz
     ---------------------------------        ----------------------------------
                                              Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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       INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendment thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.